EXHIBIT 10.11

LEASE AGREEMENT

THIS LEASE is executed this 22nd day of February, 2000, by and between DUKE-WEEKS REALTY LIMITED PARTNERSHIP, an Indiana limited partnership (“Landlord”), and INCYTE PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

ARTICLE 1 – LEASE OF PREMISES

Section 1.01. Basic Lease Provisions and Definitions.

A.	Leased Premises (shown outlined on Exhibit A attached hereto): 2033 Westport Center Drive, Maryland Heights, Missouri 63146; Westport Center V (the “Building”); located in Westport Center (the “Park”)

B.	Rentable Area: approximately 25,000 square feet

The parties hereby agree that the above square footage shall be deemed correct for all purposes hereunder.

C.	Tenant’s Proportionate Share: 71.43%

D.	Minimum Annual Rent:

May 1, 2000 – April 30, 2005                 $220,249.92 per year

May 1, 2005 – April 30, 2010                 $242,250.00 per year

E.	Monthly Rental Installments:

May 1, 2000 – April 30, 2005                 $18,354.16 per month

May 1, 2005 – April 30, 2010                 $20,187.50 per month

F.	Landlord’s Share of Taxes and Insurance: $1.26 times the rentable area of the Building

G.	Initial Monthly Additional Rent: $1.854.17 per month

H.	Lease Terms: Ten (10) years

I.	Commencement Date: May 1, 2000

J.	Security Deposit: $17,500.00

K.	Guarantor(s): None

L.	Broker(s): Duke-Weeks Realty Limited Partnership representing Landlord and Steve Schmid of Pace Corporate Services and John Brady of CRESA Partners representing Tenant

M.	Permitted Use: Pharmaceutical research, general office and related purposes

N.	Address for notices:

Landlord:	Duke-Weeks Realty Limited Partnership
635 Maryville Centre Drive, Suite 200
St. Louis, Missouri 63141-5819
Fax: (314) 212-8299

Tenant:	Incyte Pharmaceuticals, Inc.
2033 Westport Center Drive
Maryland Heights, Missouri 63146
Fax:

With a copy to:	Incyte Pharmaceuticals, Inc.
3174 Porter Drive
Palo Alto, CA 94304

Address for rental and other payments:

Duke-Weeks Realty Limited Partnership
P.O. Box 958092
St. Louis, Missouri 63195-0001

Section 1.02. Leased Premises. Landlord hereby leases to Tenant and Tenant leases from Landlord, under the terms and conditions herein, the Leased Premises as outlined on Exhibit A attached hereto. Tenant shall have ninety-two (92) unassigned car parking spaces in the “Parking Area” as shown on Exhibit A.

ARTICLE 2 – TERM AND POSSESSION

Section 2.01. Term. The term of this Lease (“Lease Term”) shall be for the period of time and shall commence on the Commencement date described in the Basic Lease Provisions (the “Commencement Date”). Upon delivery of possession of the Leased Premises to Tenant, Tenant shall execute a letter of understanding acknowledging (i) the Commencement Date of this Lease, and (ii) that Tenant has accepted the Leased Premises. If Tenant takes possession of and occupies the Leased Premises, Tenant shall be deemed to have accepted the Leased Premises and that the condition of the Leased Premises and the Building was at the time satisfactory and in conformity with the provisions of this Lease in all respects.

Section 2.02. Construction of Tenant Improvements. Upon execution of this Lease, a diagram of the floor plan of the Leased Premises prepared by Tenant shall be attached hereto as Exhibit B. Tenant has personally inspected the Leased Premises and accepts the same “AS IS”, in shell condition (as defined in Exhibit C attached hereto), without representation or warranty by Landlord of any kind and with the understanding that Landlord shall have no responsibility with respect thereto. Tenant shall construct, at its sole cost and expense, the improvements to the Leased Premises in conformity with the Construction Addendum attached hereto and incorporated herein by this reference.

Section 2.03. Surrender of the Premises. Upon the expiration or earlier termination of this Lease, Tenant shall immediately surrender the Leased Premises to Landlord in broom-clean condition and in good condition and repair. Tenant shall also remove its personal property, trade fixtures and any of Tenant’s alterations designated by Landlord on Exhibit B-1 attached hereto, promptly repair any damage caused by such removal, and restore the Leased Premises to the same condition with the same type and amount of improvements as designated on Exhibit B attached hereto, existing upon the Commencement Date, reasonable wear and tear excepted. If Tenant fails to do so, Landlord may restore the Leased Premises to such condition at Tenant’s expense, Landlord may cause all of said property to be removed at Tenant’s expense, and Tenant hereby agrees to pay all the costs and expenses thereby reasonably incurred. All Tenant property which is not removed within ten (10) days following Landlord’s written demand therefor shall be conclusively deemed to have been abandoned by Tenant, and Landlord shall be entitled to dispose of such property at Tenant’s cost without thereby incurring any liability to Tenant. The provisions of this section shall survive the expiration or other termination of this Lease.

Section 2.04. Holding Over. If Tenant retains possession of the Leased Premises after the expiration or earlier termination of this Lease, Tenant shall become a tenant from month to month at (i) one hundred fifty percent (150%) of the Monthly Rental Installment in effect at the end of the Lease Term for the first two (2) months Tenant holds over, and (ii) two hundred percent (200%) of Monthly Rental Installment in affect at the end of the Lease Term thereafter, and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of rent in such event shall not result in a renewal of this Lease, and Tenant shall vacate and surrender the Leased Premises to Landlord upon Tenant being given thirty (30) days’ prior written notice from Landlord to vacate whether or not said notice is given on the rent paying date. This Section 2.04 shall in no way constitute a consent by Landlord to any holding over by Tenant upon the expiration or earlier termination of this Lease, nor limit Landlord’s remedies in such event.

Section 2.05. Early Occupancy. Landlord will use commercially reasonable efforts to allow Tenant to take possession of the Leased Premises on February 4, 2000 for the construction of tenant improvements and fixturing purposes. Tenant agrees to coordinate its work with Landlord’s work of completing the shell of the Building such that Tenant’s work does not interfere with or delay Landlord’s work; provided, however, that neither Landlord nor any of Landlord’s affiliates shall have any responsibility or liability whatsoever for any injury (including death) to persons or loss or damage to any of Tenant’s leasehold improvements, fixtures, equipment or any other materials installed or left in the Leased Premises prior to the Commencement Date. All of the terms and conditions of this Lease will become effective upon Tenant taking possession of the Leased Premises except for the payment of Minimum Annual Rent and Additional Rent which will commence on the Commencement Date.

ARTICLE 3 – RENT

Section 3.01. Base Rent. Tenant shall pay to Landlord the Minimum Annual Rent in the Monthly Rental Installments, in advance, without deduction or offset, beginning on the Commencement Date and on or before the first day of each and every calendar month thereafter during the Lease Term. The Monthly Rental Installment for partial calendar months shall be prorated.

Section 3.02. Additional Rent. In addition to the Minimum Annual Rent Tenant shall pay to Landlord for each calendar year during the Lease Term, as “Additional Rent,” Tenant’s Proportionate Share of all actual costs and expenses incurred by Landlord during the Lease Term for (i) Real Estate Taxes and insurance premiums to the extent that they exceed Landlord’s Share of Taxes and Insurance; and (ii) Common Area Charges.

“Real Estate Taxes” shall include any form of real estate tax or assessment or service payments in lieu thereof, and any license fee, commercial rental tax, improvement bond or other similar charge or tax (other than inheritance, personal income or estate taxes) imposed upon the Building or common areas (or against Landlord’s business of leasing the Building) by any authority having the power to so charge or tax, together with costs and expenses of contesting the validity or amount of Real Estate Taxes which at Landlord’s option may be calculated as if such contesting work had been performed on a contingent fee basis (whether charged by Landlord’s counsel or representative; provided, however, that said fees are reasonably comparable to the fees charged for similar services by others not affiliated with Landlord, but in no event shall fees exceed thirty-three percent (33%) of the good faith estimated tax savings). Additionally, Tenant shall pay, prior to delinquency, all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all personal property of Tenant contained in the Leased Premises.

“Common Area Charges” shall mean all of Landlord’s expenses for management, operation, repair, replacement and maintenance to keep the Building and common areas in good order, condition and repair (including all additional direct costs and expenses of operation and maintenance of the Building which Landlord reasonably determines it would have paid or incurred during such year if the Building had been fully occupied), including, but not limited to: management fees (not to exceed five percent (5%) of the gross revenues for the Building) or administrative fees; common area utilities; stormwater discharge fees; license, permit, inspection and other fees; fees and assessment imposed by any covenants or owners’ association; professional fees; security services; costs in complying with any governmental laws or ordinances; and maintenance, repair and replacement of the driveways, parking and loading areas (including snow removal), exterior lighting, landscaped areas, walkways, curbs, drainage strips, sewer lines, exterior walls, foundation, structural frame, roof and gutters. The costs of any capital improvement shall be amortized over the useful life of such improvement (as reasonably determined by Landlord), and only the amortized portion shall be included in Common Area Charges.

Section 3.03. Payment of Additional Rent. Landlord shall estimate the total amount of Additional Rent to be paid by Tenant during each calendar year of the Lease Term, pro-rated for any partial years. Commencing on the Commencement Date, Tenant shall pay to Landlord each month, at the same time the Monthly Rental Installment is due, an amount equal to one-twelfth (1/12) of the estimated Additional Rent for such year. Within a reasonable time after the end of each calendar year, Landlord shall submit to Tenant a statement of the actual amount of such Additional Rent, and within thirty (30) days after receipt of such statement. Tenant shall pay any deficiency between the actual amount owed and the estimates paid during such calendar year. In the event of overpayment, Landlord shall credit the amount of such overpayment toward the next Monthly Rental Installment.

Section 3.04. Late Charges. Tenant acknowledges that Landlord shall incur certain additional unanticipated administrative and legal costs and expenses if Tenant fails to timely pay any payment required hereunder. Therefore, in addition to the other remedies available to Landlord hereunder, if any payment required to be paid by Tenant to Landlord hereunder shall become overdue by more than five (5) business days, such unpaid amount shall bear interest from the due date thereof to the date of payment at the prime rate (as reported in the Wall Street Journal) of interest (“Prime Rate”) plus six percent (6%) per annum.

Section 3.05. Books and Records; Audit. Tenant shall have the right to audit Landlord’s books and records pertaining to Additional Rent for any year within sixty (60) days after receipt of a reconciliation statement therefor so as to verity the accuracy of same. Any information obtained by Tenant pursuant to such audit shall be kept confidential by Tenant, and such audit shall comply with Landlord’s reasonable guidelines. If such audit accurately discloses an error in the calculation of Additional Rent, Landlord shall credit Tenant for any overcharge or bill Tenant for any undercharge.

ARTICLE 4 – SECURITY DEPOSIT

Tenant, upon execution of this Lease, shall deposit with Landlord the Security Deposit as security for the performance by Tenant of all Tenant’s obligations contained in this Lease. In the event of a default by Tenant Landlord may apply all or any part of the Security Deposit to cure all or any part of such default; and Tenant agrees to promptly, upon demand, deposit such additional sum with Landlord as may be required to maintain the full amount of the Security Deposit. All sums held by Landlord pursuant to this section shall be without interest. At the end of the Lease Term, provided that there is then no uncured default, Landlord shall return the Security Deposit to Tenant.

ARTICLE 5 – USE

Section 5.01. Use of Leased Premises. The Leased Premises are to be used by Tenant solely for the Permitted Use and for no other purposes without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

Section 5.02. Covenants of Tenant Regarding Use. Tenant shall (i) use and maintain the Leased Premises and conduct its business thereon in a safe, careful, reputable and lawful manner, (ii) comply with all laws, rules, regulations, orders, ordinances, directions and requirements of any governmental authority or agency, now in force or which may hereafter be in force, including without limitation those which shall impose upon Landlord or Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration to, the Leased Premises, and (iii) comply with and obey all reasonable directions of the Landlord, including any rules and regulations that may be adopted by Landlord from time to time. Tenant shall not do or permit anything to be done in or about the Leased Premises or common areas which constitutes a nuisance or which interferes with the rights of other tenants or injures or annoys them. Landlord shall not be responsible to Tenant for the nonperformance by any other tenant or occupant of the Building of its lease or of any rules and regulations. Tenant shall not overload the floors of the Leased Premises. All damage to the floor structure or foundation of the Building due to improper positioning or storage of items or materials shall be repaired by Landlord at the sole expense of Tenant, who shall reimburse Landlord immediately therefor upon demand. Tenant shall not use the Leased Premises, or allow the Leased Premises to be used, for any purpose or in any manner which would invalidate any policy of insurance now or hereafter carried on the Building or increase the rate of premiums payable on any such insurance policy unless Tenant reimburses Landlord as Additional Rent for any increase in premiums charged.

Section 5.03. Landlord’s Rights Regarding Use. In addition to the rights specified elsewhere in this Lease, Landlord shall have the following rights regarding the use of the Leased Premises or the common areas, each of which may be exercised without notice or liability to Tenant, (a) Landlord may install such signs, advertisements, notices or tenant identification information as it shall deem necessary or proper; (b) Landlord shall have the right at any time to control, change or otherwise alter the common areas as it shall deem necessary or proper; and (c) Landlord or Landlord’s agent shall be permitted to inspect or examine the Leased Premises at any reasonable time upon reasonable notice (except in an emergency when no notice shall be required), and Landlord shall have the right to make any repairs to the Leased Premises which are necessary for its preservation; provided, however, that any repairs made by Landlord shall be at Tenant’s expenses, except as provided in Section 7.02 hereof. Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent therefor.

ARTICLE 6 – UTILITIES AND SERVICES

Tenant shall obtain in its own name and pay directly to the appropriate supplier the cost of all utilities and services serving the Leased Premises. However, if any services or utilities are jointly metered with other property, Landlord shall make a reasonable determination of Tenant’ proportionate share of the cost of such utilities and services (at rates that would have been payable if such utilities and services had been directly billed by the utilities or services providers to Tenant) and Tenant shall pay such share to Landlord within fifteen (15) days after receipt of Landlord’s written statement. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility or other building service and no such failure or interruption shall entitle Tenant to terminate this Lease or withhold sums due hereunder. In the event of utility “deregulation”, Landlord may choose the service provider.

ARTICLE 7– MAINTENANCE AND REPAIRS

Section 7.01. Tenant’s Responsibility. During the Lease Term, Tenant shall, at its own cost and expense, maintain the Leased Premises in good condition, regularly servicing and promptly making all repairs and replacements thereto, including but not limited to the electrical systems, hosting and air conditioning systems, plate glass, floors, windows and doors, sprinkler and plumbing systems, and shall obtain a preventive maintenance contract on the heating, ventilating and air-conditioning systems, and provide Landlord with a copy thereof. The preventive maintenance contract shall meet or exceed Landlord’s standard maintenance criteria, and shall provide for the inspection and maintenance of the heating, ventilating and air conditioning system on not less than a semi-annual basis.

Section 7.02. Landlord’s Responsibility. During the Lease Term, Landlord shall maintain in good condition and repair, and replace as necessary, the roof, exterior walls, foundation and structural frame of the Building and the parking and landscaped areas, the costs of which shall be included in Common Area Charges, provided, however, that to the extent any of the foregoing items require repair because of the negligence, misuse, or default of Tenant, its employees, agents, customers or invitees, Landlord shall make such repairs solely at Tenant’s expense.

Section 7.03. Alterations. Tenant shall not permit alterations in or to the Leased Premises unless and until the plans have been approved by Landlord in writing. As a condition of such approval, Landlord may require Tenant to remove the alterations and restore the Leased Premises upon termination of this Lease; otherwise, all such alterations shall at Landlord’s option become a part of the realty and the property of Landlord, and shall not be removed by Tenant. Upon rendering its approval, Landlord shall provide Tenant with a list of those alterations which Tenant shall be required to remove upon the expiration or earlier termination of this Lease, which lists shall be attached hereto as Exhibit B-1. Tenant shall ensure that all alterations shall be made in accordance with all applicable laws, regulations and building codes, in a good and workmanlike manner and of qualify equal to or better than the original construction of the Building. No person shall be entitled to any lien derived through or under Tenant for any labor or material furnished to the Leased Premises, and nothing in this Lease shall be construed to constitute a consent by Landlord to the creation of any lien. If any lien is filed against the Leased Premises for work claimed to have been done for or material claimed to have been furnished to Tenant, Tenant shall cause such lien to be discharged of record within thirty (30) days after filing. Tenant shall indemnify Landlord from all costs, losses, expenses and attorneys’ fees in connection with any construction or alteration and any related lien.

ARTICLE 8 – CASUALTY

Section 8.01. Casualty. In the event of total or partial destruction of the Building or the Leased Premises by fire or other casualty, Landlord agrees to promptly restore and repair same; provided, however, Landlord’s obligation hereunder shall be limited to the reconstruction of such of the tenant finish improvements as were originally required to be made by Landlord, if any. Rent shall proportionately abate during the time that the Leased Premises or part thereof are unusable because of any such damage. Notwithstanding the foregoing, if the Leased Premises are (i) so destroyed that they cannot be repaired or rebuilt within one hundred eight (180) days from the casualty date; or (ii) destroyed by a casualty which is not covered by the insurance required hereunder or, if covered, such insurance proceeds are not released by any mortgagee entitled thereto or are insufficient to rebuild the Building and the Leased Premises; then, in case of a clause (i) casualty, either Landlord or Tenant may, or, in the case of a clause (ii) casualty, then Landlord may, upon thirty (30) days’ written notice to the other party, terminate this Lease with respect to matters thereafter accruing.

Section 8.02. All Risk Coverage Insurance. During the Lease Term, Landlord shall maintain all risk coverage insurance on the Building, but shall not protect Tenant’s property on the Leased Premises; and, notwithstanding the provisions of Section 9.01, Landlord shall not be liable for any damage to Tenant’s property, regardless of cause, including the negligence of Landlord and its employees, agents and invitees. Tenant hereby expressly waives any right or recovery against Landlord for damage to any property of Tenant located in or about the Leased Premises, however caused, including the negligence of Landlord and its employees, agents and invitees. Notwithstanding the provisions of Section 9.01 below, Landlord hereby expressly waives any rights of recovery against Tenant for damage to the Leased Premises or the Building, which is insured against under Landlord’s all risk coverage insurance. All insurance policies maintained by Landlord or Tenant as provided in this Lease shall contain an agreement by the insurer waiving the insurer’s right of subrogation against the other party to this Lease.

ARTICLE 9 – LIABILITY INSURANCE

Section 9.01. Tenant’s Responsibility. Landlord shall not be liable to Tenant or to any other person for (i) damage to property or injury or death to persons due to the conditions of the Leased Premises, the Building or the common areas, or (ii) the occurrence of any accident in or about the Leased Premises or the common areas, or (iii) any act or neglect of Tenant or any other tenant or occupant of the Building or of any other person, unless such damage, injury or death is directly and solely the result of Landlord’s negligence; and Tenant hereby releases Landlord from any and all liability for the same. Tenant shall be liable for, and shall indemnify and defend Landlord from, any and all liability for (i) any act or neglect of Tenant and any person coming on the Leased Premises or common areas by the license of Tenant, express or implied, (ii) any damage to the Leased Premises, and (iii) any loss of or damage or injury to any person (including death resulting therefrom) or property occurring in, on or about the Leased Premises, regardless of cause, except for any loss or damage covered by Landlord’s all risk coverage insurance as provided in Section 8.02 and except for that caused solely and directly by Landlord’s negligence. This provision shall survive the expiration or earlier termination of this Lease.

Section 9.02. Tenant’s Insurance. Tenant shall carry general public liability and property damage insurance, issued by one or more insurance companies acceptable to Landlord, with the following minimum coverages:

A. Worker’s Compensation: minimum statutory amount.

B. Commercial General Liability Insurance, including blanket, contractual liability, broad form property damage, personal injury, completed operations, products liability, and fire damage: Not less than $2,000,000 Combined Single Limit for both bodily injury and property damage.

C. All Risk Coverage, Vandalism and Malicious Mischief, and Sprinkler Leakage insurance, if applicable, for the full cost of replacement of Tenant’s property.

D. Business interruption insurance.

The insurance policies shall protect Tenant and Landlord as their interests may appear, naming Landlord and Landlord’s managing agent and mortgagee as additional insureds, and shall provide that they may not be canceled on less than thirty (30) days’ prior written notice to Landlord. Tenant shall furnish Landlord with Certificates of Insurance evidencing all required coverages on or before the Commencement Date. If Tenant fails to carry such insurance and furnish Landlord with such Certificate of Insurance after a request to do so, Landlord may obtain such insurance and collect the cost thereof from Tenant.

ARTICLE 10 – EMINENT DOMAIN

If all or any substantial part of the Building or common areas shall be acquired by the exercise of eminent domain, Landlord may terminate this Lease by giving written notice to Tenant on or before the date that actual possession thereof is so taken. If all or any part of the Leased Premises shall be acquired by the exercise of eminent domain so that the Leased Premises shall become unusable by Tenant for the Permitted Use, Tenant may terminate this Lease as of the date that actual possession thereof is so taken by giving written notice to Landlord, and all damages awarded shall belong to Landlord; provided, however, that Tenant may claim dislocation damages if such amount is not subtracted from Landlord’s award.

ARTICLE 11 – ASSIGNMENT AND SUBLEASE

Tenant shall not assign this Lease or sublet the Leased Premises in whole or in part without Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or denied (provided that it shall not be unreasonable for Landlord to withhold or deny its consent with respect to any proposed assignment or subletting to a third party that is already a tenant in the Building or the Park). In the event of any assignment or subletting, Tenant shall remain primarily liable hereunder, and any extension, expansion, rights of first offer, rights of first refusal or other options granted to Tenant under this Lease shall be rendered void and of no further force or effect. The acceptance of rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or the subletting of the Leased Premises. Without in any way limiting Landlord’s right to refuse to consent to any assignment or subletting of this Lease, Landlord reserves the right to refuse to give such consent if in Landlord’s opinion (i) the Leased Premises are or may be in any way adversely affected; (ii) the business reputation of the proposed assignee or subtenant is unacceptable; or (iii) the financial worth of the proposed assignee or subtenant is insufficient to meet the obligations hereunder. Landlord further expressly reserves the right to refuse to give its consent to any subletting if the proposed rent is publicly advertised to be less than the then current rent for similar premises in the Park. Tenant agrees to reimburse Landlord for reasonable accounting and attorney’s fees incurred in conjunction with the processing and documentation of any such requested assignment, subletting or any other hypothecation of this Lease or Tenant’s interest in and to the Leased Premises, not to exceed Five Hundred Dollars ($500.00).

Notwithstanding the foregoing, Tenant may assign the Lease or sublease all or any portion of the Leased Premises without Landlord’s consent to any of the following (a “Permitted Transferee”), provided that the Permitted Transferee’s financial condition, creditworthiness and business reputation following the transfer are equal to or exceed those of Tenant: (i) any successor corporation or other entity resulting from a merger or consolidation of Tenant; (ii) any purchaser of all or substantially all of Tenant’s assets; or (iii) any entity which controls, is controlled by, or is under common control with Tenant. Tenant shall give Landlord at least thirty (30) days’ prior written notice of such assignment or sublease. Any Permitted Transferee shall assume in writing all of Tenant’s obligations under this Lease. Tenant shall nevertheless at all times remain fully responsible and liable for the payment of rent and the performance and observance of all of Tenant’s other obligations under this Lease. Nothing in this paragraph is intended to nor shall permit Tenant to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease

(for example, transferring its interest to a shell corporation that subsequently files a bankruptcy), and any such transfer shall constitute an Event of Default hereunder.

ARTICLE 12 – TRANSFERS BY LANDLORD

Section 12.01. Sale of the Building. Landlord shall have the right to sell the Building at any time during the Lease Term, subject only to the rights of Tenant hereunder; and such sale shall operate to release Landlord from liability hereunder after the date of such conveyance.

Section 12.02. Subordination and Estoppel Certificate. Landlord shall have the right to subordinate this Lease to any mortgage presently existing or hereafter placed upon the Building by so declaring in such mortgage. Within ten (10) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, any instrument which Landlord deems necessary or desirable to confirm the subordination of this Lease and an estoppel certificate in such form as Landlord may reasonably request certifying (i) that this Lease is in full force and effect and unmodified or stating the nature of any modification, (ii) the date to which rent has been paid, (iii) that there are not, to Tenant’s knowledge, any uncured defaults or specifying such defaults if any are claimed, and (iv) any other matters or state of facts reasonably required respecting the Lease. Such estoppel may be relied upon by Landlord and by any purchaser or mortgagee of the Building. Notwithstanding the foregoing, if the mortgagee shall take title to the Leased Premises through foreclosure or deed in lieu of foreclosure, Tenant shall be allowed to continue in possession of the Leased Premises as provided for in this Lease so long as Tenant shall not be in default beyond any applicable cure period.

ARTICLE 13 – DEFAULT AND REMEDY

Section 13.01. Default. The occurrence of any of the following shall be a “Default”:

(a) Tenant fails to pay any Monthly Rental Installment or Additional Rent within five (5) business days after the same is due, or Tenant fails to pay any other amounts due Landlord from Tenant within ten (10) days after the same is due.

(b) Tenant fails to perform or observe any other term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after notice thereof from Landlord; provided, however, that if the nature of Tenant’s default is such that more than thirty days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said thirty-day period and thereafter diligently completes the required action within a reasonable time.

(c) Tenant shall assign or sublet all or a portion of the Leased Premises in contravention of the provisions of Article 11 of this Lease.

(d) All or substantially all of Tenant’s assets in the Leased Premises or Tenant’s interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty (60) days thereafter); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant (and Tenant fails to secure a stay or discharge thereof within sixty (60) days thereafter); Tenant is insolvent and unable to pay its debts as they become due; Tenant makes a general assignment for the benefit of creditors. Tenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter; or, dissolution or other termination of Tenant’s corporate charter if Tenant is a corporation.

Section 13.02. Remedies. Upon the occurrence of any Default, Landlord shall have the following rights and remedies, in addition to those allowed by law or equity, any one or more of which may be exercised without further notice to Tenant:

(a) Landlord may apply the Security Deposit or re-enter the Leased Premises and cure any default of Tenant, and Tenant shall reimburse Landlord as Additional Rent for any costs and expenses which Landlord thereby incurs; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord’s action.

(b) Landlord may terminate this Lease or, without terminating this Lease, terminate Tenant’s right to possession of the Leased Premises as of the date of such Default, and thereafter (i) neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Leased Premises, and Tenant shall immediately surrender the Leased Premises to Landlord; and (ii) Landlord may re-enter the Leased Premises and dispossess Tenant and any other occupants of the Leased Premises by any lawful means and may remove their effects, without prejudice to any other remedy which Landlord may have. Upon the termination of this Lease, Landlord may declare the present value (discounted at the Prime Rate) of all rent which would have been due under this Lease for the balance of the Lease Term to be immediately due and payable, whereupon Tenant shall be obligated to pay the same to Landlord, together with all loss or damage which Landlord may sustain by reason of Tenant’s default (“Default Damages”), which shall include without limitation expenses of preparing the Leased Premises for re-letting, demolition, repairs, tenant finish improvements, brokers’ commissions and attorneys’ fees, it being expressly understood and agreed that the liabilities and remedies specified in this subsection (b) shall survive the termination of this Lease.

(c) Landlord may, without terminating this Lease, re-enter the Leased Premises and re-let all or any part thereof for a term different from that which would otherwise have constituted the balance of the Lease Term and for rent on terms and conditions different from those contained herein, whereupon Tenant shall be immediately obligated to pay to Landlord as liquidated damages the present value (discounted at the Prime Rate) of the difference between the rent provided for herein and that provided for in any lease covering a subsequent re-letting of the Leased Premises, for the period which would otherwise have constituted the balance of the Lease Term, together with all of Landlord’s Default Damages.

(d) Landlord may sue for injunctive relief or to recover damages for any loss resulting from the Default.

Section 13.03. Landlord’s Default and Tenant’s Remedies. Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same. Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder.

Section 13.04. Limitation of Landlord’s Liability. If Landlord shall fail to perform any term, condition, covenant or obligation required to be performed by it under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord’s right, title and interest in and to the Building for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant’s judgment.

Section 13.05. Nonwaiver of Defaults. Neither party’s failure or delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision. No waiver of any default shall be deemed to be a waiver of any other default. Landlord’s receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction. No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

Section 13.06. Attorney’s Fees. If either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease, and the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for reasonable attorneys’ fees incurred in connection therewith.

ARTICLE 14 – LANDLORD’S RIGHT TO RELOCATE TENANT

[Intentionally Omitted.]

ARTICLE 15 – TENANT’S RESPONSIBILITY REGARDING

ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES

Section 15.01. Definitions.

(a) “Environmental Laws” – All present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Leased Premises, the rules and regulations of the Federal Environmental Protection Agency or any other federal, state or municipal agency or governmental board or entity having jurisdiction over the Leased Premises.

(b) “Hazardous Substances” – Those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances” “solid waste” or “infectious waste” under Environmental Laws.

Section 15.02. Compliance. Tenant, at its sole cost and expense, shall promptly comply with the Environmental Laws including any notice from any source issued pursuant to the Environmental Laws or issued by any insurance company which shall impose any duty upon Tenant with respect to the use, occupancy, maintenance or alteration of the Leased Premises whether such notice shall be served upon Landlord or Tenant.

Section 15.03. Restrictions on Tenant. Tenant shall operate its business and maintain the Leased Premises in compliance with all Environmental Laws. Tenant shall not cause or permit the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Leased Premises, or the transportation to or from the Leased Premises of any Hazardous Substances, except as necessary and appropriate for its Permitted Use in which case the use, storage or disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws and the highest standards prevailing in the industry.

Section 15.04. Notices, Affidavits, Etc. Tenant shall immediately notify Landlord of (i) any violation by Tenant, its employees, agents, representatives, customers, invitees or contractors of the Environmental Laws on, under or about the Leased Premises, or (ii) the presence or suspected presence of any Hazardous Substances on, under or about the Leased Premises and shall immediately deliver to Landlord any notice received by Tenant relating to (i) and (ii) above from any source. Tenant shall execute affidavits, representations and the like within five (5) days of Landlord’s request therefor concerning Tenant’s best knowledge and belief regarding the presence of any Hazardous Substances on, under or about the Leased Premises.

Section 15.05. Landlord’s Rights. Landlord and its agents shall have the right, but not the duty, upon advance notice (except in the case of emergency when no notice shall be required) to inspect the Leased Premises and conduct tests thereon to determine whether or the extent to which there has been a violation of Environmental Laws by Tenant or whether there are Hazardous Substances on, under or about the Leased Premises. In exercising its rights herein, Landlord shall use reasonable efforts to minimize interference with Tenant’s business but such entry shall not constitute an eviction of Tenant, in whole or in part, and Landlord shall not be liable for any interference, loss, or damage to Tenant’s property or business caused thereby.

Section 15.06. Tenant’s Indemnification. Tenant shall indemnify Landlord and Landlord’s managing agent from any and all claims, losses, liabilities, costs, expenses and damages, including attorneys’ fees, costs of testing and remediation costs, incurred by Landlord in connection with any breach by Tenant of its obligations under this Article 15. The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.

Section 15.07. Landlord’s Representation. Notwithstanding anything contained in this Article 15 to the contrary, Tenant shall not have any liability to Landlord under this Article 15 resulting from any conditions existing, or events occurring, or any Hazardous Substances existing or generated, at, in, on, under or in connection with the Leased Premises prior to the Commencement Date of this Lease except to the extent Tenant exacerbates the same.

ARTICLE 16 – MISCELLANEOUS

Section 16.01. Benefit of Landlord and Tenant. This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.

Section 16.02. Governing Law. This Lease shall be governed in accordance with the laws of the state where the Building is located.

Section 16.03. Guaranty. In consideration of Landlord’s leasing the Leased Premises to Tenant, Tenant shall provide Landlord with a Guaranty of Lease executed by the guarantor(s) described in the Basic Lease Provisions, if any.

Section 16.04. Force Majeure. Landlord and Tenant (except with respect to the payment of any monetary obligation) shall be excused for the period of any delay in the performance of any obligation hereunder when such delay is occasioned by causes beyond its control, including but not limited to work stoppages, boycotts, slowdowns or strikes; shortages of materials, equipment, labor or energy; unusual weather conditions; or acts or omissions of governmental or political bodies.

Section 16.05. Examination of Lease. Submission of this instrument for examination or signature to Tenant does not constitute a reservation of or option for Lease, and it is not effective as a Lease or otherwise until execution by and delivery to both Landlord and Tenant.

Section 16.06. Indemnification for Leasing Commissions. The parties hereby represent and warrant that the only real estate brokers involved in the negotiation and execution of this Lease are the Brokers. Each party shall indemnify the other from any and all liability for breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto.

Section 16.07. Notices. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person, by overnight courier, mailed by certified mail, postage prepaid, or via facsimile to the party who is to receive such notice at the address specified in Article 1. If delivered in person, notice shall be deemed given as of the delivery date. If sent by overnight courier, notice shall be deemed given as of the first business day after sending. If mailed, the notice shall be deemed to have been given on the date which is three business days after mailing. If via facsimile, notice shall be deemed to have been given on the date of transmission. Either party may change its address by giving written notice thereof to the other party.

Section 16.08. Partial Invalidity; Complete Agreement. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect. This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.

Section 16.09. Financial Statements. During the Lease Term and any extensions thereof, Tenant shall provide to Landlord on an annual basis, within ninety (90) days following the end of Tenant’s fiscal year, a copy of Tenant’s most recent financial statements (certified and audited if the Minimum Annual Rent hereunder exceeds $100,000) prepared as of the end of Tenant’s fiscal year. Such financial statements shall be signed by Tenant who shall attest to the truth and accuracy of the information set forth in such statements. All financial statements provided by Tenant to Landlord hereunder shall be prepared in conformity with generally accepted accounting principles, consistently applied.

Section 16.10. Representations and Warranties. The undersigned represent and warrant that (i) such party is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the state under which it was organized; and (ii) the individual executing and delivering this Lease has been properly authorized to do so, and such execution and delivery shall bind such party.

Section 16.11. Option to Extend.

A. Grant and Exercise of Option. Provided (i) Tenant is not in default hereunder beyond any applicable cure period, (ii) the creditworthiness of Tenant is then acceptable to Landlord, (iii) Tenant originally named herein or a Permitted Transferee remains in possession of and has been continuously operating in the entire Leased Premises for the term immediately preceding the Extension Term (defined below), and (iv) the current use of the Leased Premises is substantially the same as Tenant’s Permitted Use hereunder, Tenant shall have the option to extend the original Lease Term (“Original Term”) for three (3) successive periods of five (5) years each (the “Extension Term(s)”). The Extension Term shall be upon the same terms and conditions contained in the Lease for the Original Term except (i) this provision giving three (3) extension options shall be amended to reflect the remaining options to extend, if any and (ii) the Minimum Annual Rent shall be adjusted as set forth below (the “Rent Adjustment”). Tenant shall exercise such option by (i) delivering to Landlord, no later than nine (9) months prior to the expiration of the Original Term or, if applicable, the Extension Term, written notice of Tenant’s desire to extend the Original Term or, if applicable, the Extension Term, and (ii) delivering to Landlord within ten (10) business days of receipt of the Rent Adjustment, written notice of its acceptance thereof. Unless Landlord otherwise agrees in writing, Tenant’s failure to timely exercise such option shall waive it and any succeeding option. Landlord shall notify Tenant of the amount of the Rent Adjustment no later than ninety (90) days prior to the commencement of the applicable Extension Term. If Tenant properly exercises its option to extend, Landlord and Tenant shall execute an amendment to the Lease (or, at Landlord’s option, a new lease on the form then in use by Landlord) reflecting the terms and conditions of the Extension Term.

B. Market Rent Adjustment. The Minimum Annual Rent for the applicable Extension Term shall be an amount equal to the Minimum Annual Rent then being quoted by Landlord to prospective tenants of the Building for space of comparable size and quality and with similar or equivalent improvements as are found in the Building, and if none, then in similar buildings in the Park, excluding free rent and other concessions; provided, however, that in no event shall the Minimum Annual Rent per square foot during any Extension Term be less than the highest Minimum Annual Rent per square foot payable during the immediately preceding term unless agreed to in writing by both parties. The Minimum Monthly Rent shall be an amount equal to one-twelfth (1/12) of the Minimum Annual Rent for the Extension Term and shall be paid at the same time and in the same manner as provided in the Lease.

Section 16.12 Right of First Offer. Provided that (i) Tenant is not in Default hereunder beyond any applicable cure period, (ii) the creditworthiness of Tenant is then acceptable to Landlord, (iii) Tenant originally named herein or a Permitted Transferee remains in possession of and has been continuously operating in the entire Leased Premises throughout the Lease Term, and (iv) the intended use of the Leased Premises is reasonably acceptable to Landlord, and subject to any rights of other tenants to the Offer Space, Landlord shall, before entering into a lease with a third party for the space crosshatched on the attached Exhibit A-1 containing approximately 10,000 square feet of space (the “Offer Space”), notify Tenant in writing of the availability of such space for leasing (“Landlord’s Notice”). Tenant shall have five (5) business days from its receipt of Landlord’s Notice to deliver to Landlord a written notice agreeing to lease such space on the terms and conditions contained in Landlord’s Notice. In the event Tenant fails to notify Landlord of its agreement within said five (5) day period, such failure shall be conclusively deemed a rejection of the Offer Space, whereupon Tenant shall have no further rights with respect to the Offer Space and Landlord shall be free to lease the Offer Space to a third party. The term for the Offer Space shall be coterminous with the term for the original Leased Premises; provided, however, that the minimum term for the Offer Space, shall be three (3) years and the term for the original Leased Premises shall be extended, if necessary, to be coterminous with the term for the Offer Space. The Minimum Annual Rent for the Offer Space shall be equal to the rate which is then being quoted by Landlord to prospective new tenants for the Offer Space, excluding free rent and other concessions, provided, however, that in no event shall Tenant’s Minimum Annual Rent per square foot for the Offer Space be less than the highest Minimum Annual Rent per square foot payable during the original Lease Term for the original Leased Premises. The Minimum Annual Rent for the original Leased Premises during any such extended term shall be an amount equal to the Minimum Annual Rent then being quoted by Landlord to prospective new tenants of the Building for space of comparable size and quality and with similar or equivalent improvements as are found in the Building, and if none, then in similar buildings in the Park, excluding free rent and other concessions, provided, however, that in no event shall the Minimum Annual Rent per square foot during such extended term be less than the highest Minimum Annual Rent per square foot payable during the original Lease Term for the original Leased Premises. It is understood and agreed that this offer shall not be construed to prevent any tenant in the Building from extending or renewing its lease.

Section 16.13. Signage.

A. Exterior Signage. Provided (i) Tenant is not in default hereunder beyond any applicable cure period, (ii) Tenant originally named herein remains in possession of and has been continuously operating in the entire Leased Premises for the Lease Term, and (iii) Tenant complies with all zoning and other municipal and county regulations, Tenant may, at its sole cost and expense, erect a sign (“Sign”) identifying its business upon the exterior of the Building. The location, style and size of the Sign shall be subject to Landlord’s prior written approval, such approval not to be unreasonably withheld; provided, however, that the logo artwork on the Sign may contain color, but any letters must all be black. Tenant agrees to maintain such Sign in first-class condition and in compliance with all zoning and building codes throughout the Lease Term. Upon expiration or early termination of the Lease Term, Tenant shall remove the Sign and repair all damage to the Building caused thereby. Landlord does not warrant the availability of such Sign to Tenant. Any language in the Lease notwithstanding, Tenant shall indemnify and hold harmless Landlord from any and all liability for any loss of or damage or injury to any person (including death resulting therefrom) or property connected with or arising from the Sign or the rights granted herein.

B. Monument Signage. Landlord shall provide Tenant with Building standard signage in the top position on the Building directory monument. The monument signage and monument shall be maintained and repaired by Landlord, and the cost of the same shall be included in Common Area Charges.

Section 16.14. Expansion Needs. Provided that (i) Tenant is not in default hereunder beyond any applicable cure period, (ii) the creditworthiness of Tenant is then acceptable to Landlord, (iii) Tenant originally named herein or a Permitted Transferee remains in possession of and has been continuously operating in the entire Leased Premises throughout the Lease Term, (iv) the current use of the Leased Premises is substantially the same as Tenant’s Permitted Use hereunder, and (v) subject to the availability of space, Landlord will use commercially reasonable efforts to accommodate Tenant’s expansion needs in a building owned by Landlord within the Park, and notify Tenant as space within the Park becomes available, although Landlord in no way guarantees such expansion accommodation. If Landlord and Tenant mutually agree and execute a new lease for such expansion space, Tenant shall immediately surrender the Leased Premises to Landlord in accordance with the terms and provisions of this Lease and each party shall be released from further liability hereunder; provided, however, that such termination shall not affect any right or obligation arising prior to termination or which specifically survives the termination of this Lease.

IN WITNESS THEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

DUKE-WEEKS REALTY LIMITED PARTNERSHIP, an Indiana limited partnership

By:	Duke-Weeks Realty Corporation, its general partner

	By:	/s/ Ramsey F. Maune
Ramsey F. Maune Senior Vice President St. Louis Industrial

TENANT:

INCYTE PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ John M. Vuko

Printed:	John M. Vuko

Title:	EVP – CFO

STATE OF California             )

                                                   ) SS:

COUNTY OF Santa Clara       )

Before me, a Notary Public in and for said County and State, personally appeared John Vuko            , by me known and by me known to be the             C.F.O.             of Incyte Pharmaceuticals, Inc., a Delaware corporation, who acknowledged the execution of the above and foregoing Lease Agreements for and on behalf of said corporation.

WITNESS my hand and Notarial Seal this      22     day of   February            , 2000.

/s/ Larry M. Chattoo

Notary Public

[NOTARY SEAL]

Larry M. Chattoo

(Printed Signature)

My Commission Expires: April 9, 2003

My County of Residence: Santa Clara

EXHIBIT A

Parking Area

(DIAGRAM)

EXHIBIT B

(DIAGRAM)

EXHIBIT C

            West Port Center V

GENERAL CHARACTERISTICS

A.	Proposed building location is on a portion of Lot 3 located off the Duke-Weeks property at the Cul-de-Sac of Westport Center Drive in Maryland Heights, with a net acreage totaling 5.091 ± acres.

B.	The building configuration is a rectangle, approximately 125’ x 280’ totaling 35,000 SF, loaded on the rear side. The building is prepared for two (2) tenants at this time, with the potential of an additional two (2) tenants, for a total of four (4) tenants. The anticipated tenant finish is 40% office and 60% warehouse.

C.	Automobile parking proposed: Approximately 100 car parking stalls, of which four (4) are handicap stalls.

GENERAL CONDITIONS

A.	We will provide all support personnel, utilities, and structures for on-site supervision. All permits, utility extensions, and tap fees will be provided. All testing for soils, concrete, and structural connections will be provided. All final cleaning and set-up of base building systems will be provided.

B.	All architectural, civil, structural, mechanical, electrical engineering, landscape design and construction documents will be provided.

C.	Duke Construction has also included all geotechnical work such as soil borings, site and building survey, and compaction testing.

D.	Included is a complete labor and material guarantee for one (1) year. See Roofing System and joint sealers for additional warranty periods.

SITEWORK

A.	All site cleaning and preparation will be provided to accommodate all paving areas, building pad, and landscape area. All grading will be provided to ±0.1 of a foot and all fill material under paving and slab area will be compacted to 95% maximum dry density according to standard Proctor ASTM 698. (All compaction densities will be designed to the recommendation of the soils engineer and will be adjusted once borings are complete.) All excavation for foundations, site concrete, and site utilities will be provided.

B.	Granular fill shall be Type I stone, placed under slab-on-grade and used as interior backfill at the continuous foolings. The fill depth shall be 6” thick.

C.	Heavy duty asphalt paving at the driveways and loading area shall be placed to a maximum distance of 90’ from building and have a base of Type I stone at 9” deep, compacted to 95% maximum dry density according to standard Proctor ASTM 698. Type X asphalt base course shall be 3-1/2” deep, being one (1) layer of course crushed stone and sand with 4% asphalt. The Type C wearing surface course shall be 1-1/2” deep, being one (1) layer of sand-stone composition with 4.5% to 5% asphalt.

D.	Standard duty asphalt paving at the parking areas shall have a base of Type I stone at 6” deep, compacted to 95% maximum dry density according to standard Proctor ASTM 698. The Type C wearing surface course shall be 4” deep, being one (1) layer of sand-stone composition with 4.5% to 5% asphalt.

E.	4,000 psi concrete sidewalks form the parking lot to the potential office entries have been provided.

F.	All storm sewers for parking lots, docks, and roof drainage will be provided via underground pipe. The storm sewers shall discharge to the existing open channel drainage system along the north side of the property. All required approvals will be provided.

G.	All utilities will extend to the building and final connections made for gas, electric, water, and sanitary. We will coordinate and provide access [two (2) empty conduits form building to property line] for telephone and communication contractors.

H.	Combined water and fire protection services will be extended from a vault at the main on Westport Center Drive. The services will split into a domestic service and fire suppression service at the building.
I.	Control joint sealant of the sidewalk is included.

J.	Exterior lighting will be provided to meet all zoning, local and state codes. See Electrical for description of site lighting.

K.	Erosion control will be provided as required for sloped areas and drainage swales.

L.	Included with the sitework is a versa-lock retaining wall to support the northwest corner of the car parking lot.

M.	Lawn irrigation has been included for the building and parking lot perimeter with the seeding, sod, planting, and landscaping work in accordance with local ordinances.

FOUNDATIONS AND SLABS

A.	Building foundation systems are included in this proposal. We have included all wall and column foundations based upon 2,500 psf bearing capacity.

B.	The warehouse floor slab shall be 6” thick concrete, with a minimum compressive strength of 4,000 psi at 28 days and a minimum average flexural strength of 700 psi, on a minimum of 6” compacted stone base. We request the actual floor loads be reviewed and verification of the slab design be based upon those loads. The slab will be cured and sealed, then finished with an application of Sealer/Hardener such as Ashford Formula or ConSpec intraseal.

C.	Slab-on-grade will be placed per the following criteria;

FF = 35 and FL = 25 overall

D.	All floors will receive a smooth trowel finish and crack control joints will be installed at 13’-4” x 13’-4”. All construction joints shall be doweled at 24” on center. (Typical for 40’ x 40’ bays.)

STRUCTURAL

A.	Typical column bay spacing for the majority of the building shall be 40’ x 40’ (or 45’) and the nominal clear height for the building as measured to the lowest horizontal structural member shall be 18 feet.

B.	The structural system shall be steel joist girders and open web bar joists supported by steel tube columns.

C.	Metal roof deck shall be white primed metal deck, welded in accordance to SDI criteria to resist all lateral forces. All other structural steel shall be painted with a gray, rust-inhibiting shop primer.

D.	The structural steel framing shall be assembled at differing elevations to allow for the roof to be drained to a central valley.

E.	Design loads for roof framing is as follows:

– Live Loads
Nominal Required Loading	20#/SF
Collateral Loading	5#/SF
– Dead Loads
Roof Ballas	10#/SF
Membrane/Insulation	2#/SF
Metal Deck	2#/SF
Joists	2#/SF
HVAC	2#/SF
Sprinkler	3#/SF
Electric	2#/SF

48#/SF

E.	Miscellaneous metal items provided as follows:

1.	Roof equipment support frames for HVAC equipment as described in this proposal.

2.	Exterior roof ladder with locking cover.

3.	Cylindrical pipe bollards at drive through doors.

4.	Pipe alls at the drive-in doors.

ROOFING

A.	All roofing shall be warranted by the manufacturer for 10 years on labor and material. The warranty shall cover material only for an additional 10 years. Acceptable roofing manufacturers are Firestone and Carlisle.

B.	The roof will be drained by Internal roof drains with overflows via scuppers at the perimeter parapet wall. The roof drains will discharge to the site storm sewer structures. Entrance canopies shall have internal roof drains discharging to splash pads at finish grade. No overflows shall be required at the canopies.

C.	The roof membrane shall be a single-ply, 45 mil EPDM, loose laid, ballasted system. The roofing system shall have a UL Class A rating and a Factory Mutual Class 1 fire rating (non-combustible). The stone ballast shall be applied at a uniform rate of 10 psf in the field, 12 psf at a 10’ wide perimeter band, and 15 psf in an area of 10’ x 10’ at the corners. The ballast shall be washed, rounded river gravel.

D.	The roof insulation shall be rigid closed cell polylsocyanurate boards with a 1.8” thickness and a minimum density of 1.9 psf, a minimum 20 psi compressive strength and a total assembly R value of 12.5.

E.	Coping, Flashing, and Curbs

1.	All membrane sidewall flashing shall be a minimum of 60 mil uncured EPDM material installed in accordance to the manufacturer’s details and design criteria.

2.	All rooftop mechanical units and other miscellaneous rooftop equipment shall be mounted on an insulated curb. All piping and vents, which penetrate the roof membrane, will be flashed using molded or fabricated EPDM or neoprene flashing.

3.	All sheetmetal copings and flashings shall be a minimum of 24 ga. prefinished galvanized steel, copings, if required, shall have a factory applied Kynar 500 finish and will be designed and installed as per SMACNA standards.

EXTERIOR SKIN

A.	Exterior walls of warehouse to consist of load bearing concrete panels. Exterior side of panels to have a latex paint finish with one (1) accent stripe around the entire perimeter.

B.	Glazing at the perimeter office locations in the north, east and west walls shall be 6’-0’ (wide) x 6’-0’ (high) punched windows (3’ above grade) with a medium performance, 1” insulated tinted glass. A total of twenty (20) windows are proposed – four (4) at each potential tenant’s office area, two (2) at the west wall and two (2) at the east wall. Aluminum framing for glass systems will be black anodized.

C.	Aluminum entry doors shall be medium stile 3’- 0” (wide) and 7’-0” (high) in a storefront system with a black anodized finish frame for each of the four proposed entryways.

D.	Concrete panels to receive two-part urethane joint sealant at all exterior and interior panel joints. The sealant shall be warranted for a period of five (5) years.

E.	Entrance to the office areas shall be by means of bump-out canopies. The bump out canopies shall consist of a structural steel frame with metal deck, sloping roof to one comer with a roof drain. The canopies shall receive steel stud framing and insulation with an elucobond facade including a parapet wall. Included at the entryway shall be an enhanced curtain wall glass element similar to the Westport Center 3 and 5 buildings.

CONSTRUCTION ADDENDUM

In consideration of the execution of the above and foregoing Lease Agreement by and between DUKE-WEEKS REALTY LIMITED PARTNERSHIP, an Indiana limited partnership (“Landlord”) and INCYTE PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”) executed under date of                     , 2000 (hereinafter the “Lease”) the parties agree that the following shall be incorporated in whole and made a part of the Lease as if stated verbatim therein.

Construction of Leased Premises.

1. A description of the standard shell of the Building is attached hereto as Addendum Exhibit A. Tenant has inspected the Leased Premises and accepts the Leased Premises “AS IS” (and “AS IS” condition shall be defined as completion of all shell construction work as shown on Addendum Exhibit A attached hereto) without representation or warranty by Landlord. Tenant shall undertake and complete the work on the improvements described in Addendum Exhibit B attached hereto (the “Plans”). Tenant may employ a contractor to construct the Leased Premises pursuant to the specifications set forth in the Plans provided that such construction of the Plans shall be subject to the terms set forth herein.

2. Prior to the commencement of construction, Tenant shall furnish to Landlord in writing a list of the names of the contractors, subcontractors and materialmen who shall provide materials, labor or other services for the Plans on the Leased Premises (“Sub List”) provided, however, that Tenant is not required to include on the Sub List materialmen who shall provide less than One Thousand Dollars ($1,000.00) worth of materials, labor and services so long as such materialmen do not in the aggregate provide more than five percent (5%) of the materials, labor, and services for the Plans. Tenant shall not employ any contractor or cause or allow the employment of any subcontractor to whom Landlord has a reasonable objection. The general contractor hired by Tenant and approved by Landlord shall be hereinafter referred to as the “Contractor.”

3. Prior to the commencement of construction, Tenant shall deliver to Landlord a complete set of drawings and specifications for the improvements to be so constructed within the Leased Premises.

4. Tenant shall furnish to Landlord a fully executed copy of the construction contract for completion of the Plans (the “Contract”) setting forth the following agreements of Tenant and Contractor:

a. The Contractor shall not use any contractors, subcontractors or materialmen required to be but not listed on the Sub List without first obtaining the written approval of Landlord, which approval shall not be unreasonably withheld.

b. The Contractor shall hire, at its expense (or at Tenant’s expense), the roofer used by Landlord for construction of the Building if any portion of the Plans affect or contact the roof. If the roofer used by Landlord will perform such work only at a cost substantially in excess of the cost quoted by other reputable roofers, respectively for such work, then Tenant may hire such other roofer to perform such work subject to the prior written approval of Landlord. Any such roofer shall be a pre-approved roofer of the manufacturer of the roof and shall comply with all manufacturer requirements so as not to void any and all warranties applicable to the roof.

c. The Contractor, immediately after being awarded the Contract, shall prepare and submit to Landlord and Tenant an estimated progress schedule for completion of the Plans.

d. The Contractor shall be responsible for the wrongful or negligent acts and omissions of all its employees and all subcontractors, their agents and employees and all other persons performing any portion of the Plans.

e. The Contractor shall be responsible for and shall require compliance with the construction documents associated with the Plans including but not limited to the technical drawings, schedules, diagrams, details and plans and specifications setting forth the requirements for the construction of the improvements contemplated by the Plans.

f. The Contractor shall give all notices and comply with all laws, ordinances, rules, regulations and orders of any public authority bearing on the performance of the Plans. The Contractor shall be responsible for maintaining and supervising all safety precautions and programs in connection with completion of the Plans and shall comply with all applicable laws, ordinances, rules, regulations and orders of any public authority having jurisdiction for the safety of persons or property or to protect them from damage, injury or loss.

g. The Contractor at all times shall keep the Leased Premises, and the Building free from any unreasonable accumulation of waste materials or rubbish caused by its operations. At the completion of the Plans, Contractor shall remove all of its waste materials and rubbish from and about the Leased Premises as well as its tools, construction equipment, machinery and surplus materials. Contractors shall remove on a daily basis all of its waste materials, rubbish, tools, construction equipment, machinery and surplus materials from the portion of the Building which is outside of the Leased Premises; provided, however, that Tenant may dispose of waste materials and rubbish in a receptacle approved by Landlord behind the Leased Premises in a location approved by Landlord and if Contractor fails to comply with this subsection, Landlord may cause such removal at the expense of Tenant. The disposal of waste materials or rubbish, whether hazardous or non-hazardous, shall be done in compliance with all environmental laws, rules and regulations.

h. The Contractor shall purchase and maintain such insurance as will protect it from claims for damages based on injuries to person(s), including death, or property which arise out of or result from the Contractor’s operations under the Contract or on the Leased Premises, whether such operations be by itself or by any subcontractor, materialmen or anyone directly or indirectly employed by any of them. Landlord shall be named as an additional insured under such insurance. The limits of liability for injury or death to any one person shall be in an amount of not less than Three Million Dollars ($3,000,000.00) and for injury or death of more than one person any one accident in an amount of not less than Three Million Dollars ($3,000,000.00) and for damages to property in an amount of not less than Two Hundred Fifty Thousand Dollars ($250,000.00). Landlord shall be provided with a certificate of insurance evidencing such coverage prior to the commencement of construction.

i. The Contractor shall indemnify and hold harmless Landlord and his agents and employees from and against all claims, damages, losses and expenses including attorneys’ fees and expenses arising out of or resulting from the performance of the Plans.

j. Contractor agrees that Landlord, his representatives or agents shall have the right to visit the site, during construction only, at intervals appropriate to the state of construction to determine the progress and quality of the completion of the Plans and to determine in general if the Plans are proceeding in accordance with the Contract, the Lease and the estimated progress schedule, but Landlord shall have no liability or responsibility therefor.

k. Concurrently upon any payment by Tenant to Contractor upon completion of the work contemplated by the Plans, Contractor shall furnish to Tenant releases and waivers of liens for all work performed pursuant to the Contract. If a subcontractor refuses to furnish a release or waiver, Contractor shall furnish a bond satisfactory to Landlord to indemnify Landlord against any such lien or shall agree in writing to indemnify Landlord and hold him harmless from any claim or lien respecting such subcontractor. Contractor shall also furnish an affidavit stating that all subcontractors and materialmen have executed such releases or waivers or indemnification agreements have been executed and that no other persons or entities provided materials or labor to the Leased Premises; provided that if Contactor is unable to identify any materialmen, or secure such releases or waivers from any materialmen, who provided less than One Thousand Dollars ($1,000.00) worth of materials, service or labor, Contractor shall indemnity Landlord and hold Landlord harmless from and against any claim for payment or lien of such materialmen. Notwithstanding the foregoing, Contractor must obtain lien waivers from subcontractors and materialmen covering not less than ninety-five percent (95%) of the Plans performed in the Leased Premises.

l. Contractor shall have no right to enter upon any property other than the Leased Premises without Landlord’s consent and, in any event, shall promptly repair any damage thereto.

m. Contractor shall also furnish to Tenant, with a copy to Landlord, an affidavit stating that all subcontractors and materialmen listed or required to be listed on the Sub List have executed such releases or waivers or indemnification agreements have been executed and to the best of its knowledge that no other persons or entities provided materials or labor costing One Thousand Dollars ($1,000.00) or more to the Leased Premises, and agreeing to indemnify landlord from any and all claims or damages arising from construction of the Plans except those caused by the willful misconduct or gross negligence of Landlord, its agents or employees.

5. Tenant shall indemnify and hold harmless Landlord, its agents and employees from and against all claims, damages, losses and expenses including attorneys’ fees arising out of or resulting from Tenant’s or Contractors performance of or failure to perform the Plans or any term of the Contract unless such claims, damages or losses are caused by the sole and direct willful misconduct or gross negligence of Landlord, its agents or employees. Tenant shall indemnify Landlord from any expenses, including attorneys’ fees, incurred by Landlord in seeking to satisfy any claim against Contractor.

6. Concurrently with the disbursement of funds to Contractor by Tenant in connection with the completion of the Plans as set forth, Tenant shall furnish to Landlord releases and waivers of liens arising out of the Contract which were furnished to Tenant by Contractor. Such releases or waivers of liens shall cover not less than ninety-five percent (95%) of the Plans performed in the Leased Premises and shall be in such form as may be reasonably designated by Landlord.

7. Tenant shall require Contractor’s compliance with the terms and conditions set forth in herein for satisfactory completion of the Plans.

8. Within thirty (30) days after substantial completion or final inspection, whichever is later, Tenant shall pay to Duke Construction Limited Partnership a construction administration fee equal to Fifty Thousand Dollars ($50,000.00). It is expressly understood by the parties that neither Landlord nor Duke Construction Limited Partnership shall have any responsibilities for supervision or inspection of the construction to be performed and completed within the Leased Premises.

9. Anytime Landlord’s approval is required hereunder, if Landlord’s approval or objection is not given within five (5) business days of Landlord’s receipt of Tenant’s written request therefor, Landlord shall be deemed to have granted such approval.

10. Landlord shall make a minimum of six (6) scheduled project reviews within two (2) business days of Tenant’s written notice requesting same at the following progress points: underground rough-in, rough framing, above ceiling rough-in, in-wall rough-in, pre-finishes and fixtures installation, and punchlist walk-through.

IN WITNESS THEREOF, the parties have executed this CONSTRUCTION ADDENDUM this          day of             , 2000.

“LANDLORD”

DUKE-WEEKS REALTY LIMITED PARTNERSHIP, an Indiana limited partnership

By:	Duke-Weeks Realty Corporation, its general partner

	By:	/s/ Ramsey F. Maune
Ramsey F. Maune Senior Vice President St. Louis Industrial

“TENANT”

INCYTE PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ John M. Vuko

Printed:	John M. Vuko

Title:	EVP – CFO

ADDENDUM EXHIBIT A

            West Port Center V

GENERAL CHARACTERISTICS

A.	Proposed building location is on a portion of Lot 3 located off the Duke-Weeks property at the Cul-de-Sac of Westport Center Drive in Maryland Heights, with a net acreage totaling 5.091 ± acres.

B.	The building configuration is a rectangle, approximately 125’ x 280’ totaling 35,000 SF, loaded on the rear side. The building is prepared for two (2) tenants at this time, with the potential of an additional two (2) tenants, for a total of four (4) tenants. The anticipated tenant finish is 40% office and 60% warehouse.

C.	Automobile parking proposed: Approximately 100 car parking stalls, of which four (4) are handicap stalls.

GENERAL CONDITIONS

A.	We will provide all support personnel, utilities, and structures for on-site supervision. All permits, utility extensions, and tap fees will be provided. All testing for soils, concrete, and structural connections will be provided. All final cleaning and set-up of base building systems will be provided.

B.	All architectural, civil, structural, mechanical, electrical engineering, landscape design and construction documents will be provided.

C.	Duke Construction has also included all geotechnical work such as soil borings, site and building survey and compaction testing.

D.	Included is a complete labor and material guarantee for one (1) year. See Roofing System and joint sealers for additional warranty periods.

SITEWORK

A.	All site clearing and preparation will be provided to accommodate all paving areas, building pad, and landscape area. All grading will be provided to ±0.1 of a foot and all fill material under paving and slab area will be compacted to 95% maximum dry density according to standard Proctor ASTM 698. (All compaction densities will be designed to the recommendation of the soils engineer and will be adjusted once borings are complete.) All excavation for foundations, site concrete, and site utilities will be provided.

B.	Granular fill shall be Type I stone, placed under slab-on-grade and used as interior backfill at the continuous footings. The fill depth shall be 6” thick.

C.	Heavy duty asphalt paving a the driveways and loading area shall be placed to a maximum distance of 90” from building and have a base of Type I stone at 9” deep, compacted to 95% maximum dry density according to standard Proctor ASTM 698. Type X asphalt base course shall be 3- 1/2” deep, being one (1) layer of course crushed stone and sand with 4% asphalt. The Type C wearing surface course shall be 1- 1/2” deep, being one (1) layer of sand-stone composition with 4.5% to 5% asphalt.

D.	Standard duty asphalt paving at the parking area shall have a base of Type I stone at 6” deep, compacted to 95% maximum dry density according to standard Proctor ASTM 698. The Type C wearing surface course shall be 4” deep, being one (1) layer of sand-stone composition with 4.5% to 5% asphalt.

E.	4,000 psi concrete sidewalks from the parking lot to the potential office entries have been provided.

F.	All storm sewers for parking lots, docks, and roof drainage will be provided via underground pipe. The storm sewer shall discharge to the existing open channel drainage system along the north side of the property. All required approvals will be provided.

G.	All utilities will extend to the building and final connections made for gas, electric, water, and sanitary. We will coordinate and provide access [two (2) empty conduits from building to property line] for telephone and communication contractors.

[Missing page 2 of Addendum Exhibit A.]

STRUCTURAL (continued):

E.	Miscellaneous metal items provided as follows:

1.	Roof equipment support frames for HVAC equipment as described in this proposal.

2.	Exterior roof ladder with locking cover.

3.	Cylindrical pipe bollards at drive through doors.

4.	Pipe sills at the drive-in doors.

ROOFING

A.	All roofing shall be warranted by the manufacturer for 10 years on labor and material. The warranty shall cover material only for an additional 10 years. Acceptable roofing manufacturers are Firestone and Carlisle.

B.	The roof will be drained by internal roof drains with overflows via scuppers at the perimeter parapet wall. The roof drains will discharge to the elite storm sewer structures. Entrance canopies shall have internal roof drains discharging to splash pads at finish grade. No overflows shall be required at the canopies.

C.	The roof membrane shall be a single-ply, 45 mil EPDM, loose laid, ballasted system. The roofing system shall have a UL Class A rating and a Factory Mutual Class 1 fire rating (non-combustible). The stone ballast shall be applied at a uniform rate of 10 psf in the field, 12 psf at a 10’ wide perimeter band, and 15 psf in an area of 10’ x 10’ at the corners. The ballast shall be washed, rounded river gravel.

D.	The roof insulation shall be rigid closed cell polylsocyanurate boards with a 1.8” thickness and a minimum density of 1.9 psf, a minimum 20 psi compressive strength and a total assembly R value of 12.5.

E.	Coping, Flashing, and Curbs

1.	All membrane sidewall flashing shall be a minimum of 60 mil uncured EPDM material installed in accordance to the manufacturer’s details and design criteria.

2.	All rooftop mechanical units and other miscellaneous rooftop equipment shall be mounted on an insulated curb. All piping and vents, which penetrate the roof membrane, will be flashed using molded or fabricated EPDM or neoprene flashing.

3.	All sheetmetal copings and flashings shall be a minimum of 24 ga. prefinished galvanized steel, copings, if required, shall have a factory applied Kynar 500 finish and will be designed and installed as per SMACNA standards.

EXTERIOR SKIN

A.	Exterior walls of warehouse to consist of load bearing concrete panels. Exterior side of panels to have a latex paint finish with one (1) accent stripe around the entire perimeter.

B.	Glazing at the perimeter office locations in the north, east and west walls shall be 6’-0’ (wide) x 6’-0’ (high) punched windows (3’ above grade) with a medium performance, 1” insulated tinted glass. A total of twenty (20) windows are proposed – four (4) at each potential tenant’s office area, two (2) at the west wall and two (2) at the east wall. Aluminum framing for glass systems will be black anodized.

C.	Aluminum entry doors shall be medium stile 3’-0” (wide) and 7’-0” (high) in a storefront system with a black anodized finish frame for each of the four proposed entryways.

D.	Concrete panels to received two-part urethane joint sealant at all exterior and interior panel joints. The sealant shall be warranted for a period of five (5) years.

E.	Entrance to the office areas shall be by means of bump-out canopies. The bump out canopies shall consist of a structural steel frame with metal deck, sloping roof to one corner with a roof drain. The canopies shall receive steel stud framing and insulation with an elucobond facade including a parapet wall. Included at the entryway shall be an enhanced curtain wall glass element similar to the Westport Center 3 and 5 buildings.

[Missing Page 4 of Addendum Exhibit A.]

FIRE SUPPRESSION SYSTEMS (continued):

B.	Fire Protection Contractor will provide all calculations, installation drawings, etc., required to obtain Fire District and Building Code approvals and deliver them to the owner. Each system shall be hydraulically calculated to meet the demand for the different areas of the building occupancy.

C.	Fire protection design and code compliance is based on open floor plan, for verification of design we will need storage lay-out, product listing and method of packaging of products to be warehoused.

D.	Type of design: NFPA 231[c] requirements for 18’ high storage of Class II commodities.

E.	Type of heads: Brass uprights

ELECTRICAL

A.	Service Equipment

1.	Electrical service shall be provided by a ground-mounted transformer connected by Ameren/U.E. providing 480/277 volt, three-phase, four wire power. One (1) 100-amp, 480/277 volt service with step down capabilities for 120/208 volt service will be installed at this time, referred to as the house panel. The house panel (100-amp panel) shall control all electrical items to be serviced outside of the building, and will be located at the utility/service area as referred to in earlier sections. Four (4) additional conduits are to be installed for future 200-amp tenant services.

2.	All electrical work will be coordinated with other trades and shall comply with all applicable codes.

3.	Two (2) – 4” empty conduits will be provided from the north property line to the utility entrance area for communications service to the building.

4.	One (1) – 4” empty conduit will be provided under the road towards the east property line for Ameren/UE’s incoming feeder cables.

5.	A fire alarm system shall be provided for the shell building space incorporating an auto-dialer mechanism. Monitoring services to be provided by Duke-Weeks Realty Property Management.

B.	Interior Lighting

1.	Once (1) each, eight foot length, two-lamp fluorescent strip fixture will be provided at each overhead door in the building.

2.	Emergency lighting and exit signage shall be installed as required by the Building Code for the open shell warehouse areas.

3.	All lighting in the warehouse areas shall be switched from the house panel.

C.	Exterior Lighting

1.	The loading area shall be illuminated with metal halide wall packs mounted on exterior building walls. The dock area shall have a minimum maintained light level of .5 foot-candle to 50’ from the building.

2.	The automobile parking areas shall be illuminated by metal halide light fixtures, which are pole mounted, not to exceed 30’ in height above finish grade.

3.	Soft HID fixtures will be installed at the recessed entryways to provide safety. Surface-mounted HID fixtures will be installed above all other man doors to the building.

4.	All exterior lighting shall be controlled by photo-cells and time clocks.

D.	Power Requirements

1.	Power will be provided to all heating and fire protection equipment as outlined in this building description.